Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-3 of Wells Fargo & Company, related to the Wells Fargo & Company Direct Purchase and Dividend Reinvestment Plan, of our report dated February 28, 2012, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 28, 2012 with respect to the effectiveness of internal control over financial reporting as of December 31, 2011, which reports are incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the aforementioned consolidated financial statements refers to the Company’s adoption of a new accounting standard, effective January 1, 2010, related to its involvement with variable interest entities and the Company’s change in its method of evaluating other than temporary impairment for debt securities in 2009.

San Francisco, California
November 14, 2012